Exhibit 99

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
+1 720-332-4374	+1 720-332-8276
Tom.Fitzgerald@westernunion.com	Mike.Salop@westernunion.com

Solomon D. Trujillo Appointed to Western Union Board of Directors

Englewood, Colo., July 20, 2012 – The Western Union Company (NYSE: WU), a leader in global payment services, announced today that Solomon D. Trujillo has been appointed to the company’s Board of Directors, effective July 20, 2012, to serve until the next annual election of directors.

Mr. Trujillo, age 60, will serve on the compensation and benefits committee of the Board. The appointment of Mr. Trujillo increases the number of directors from nine to ten.

Mr. Trujillo served as the CEO and director of Telstra Corporation Limited (Australia) from July 2005 to June 2009. Earlier, he was CEO of Orange SA (EU); and chairman, president and CEO of Graviton, Inc. and chairman, president and CEO of US West – both in the US. He is the founder and chairman of Trujillo Group Investments, LLC. Additionally, he is a director of Target Corporation, WPP plc, and ProAmerica Bank.

“Solomon Trujillo brings a strong record of accomplishment as an executive with diverse companies around the globe and he is an excellent addition to the Western Union Board of Directors,” said Jack M. Greenberg, Chairman of the Board of Western Union. “Given Mr. Trujillo’s extensive background in mobile technology and financial services, we are looking forward to his advice and counsel in the coming years and anticipate that he will make a valuable contribution to Western Union’s future.”

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of April 24, 2012, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 500,000 agent locations in 200 countries and territories. In 2011, The Western Union Company completed 226 million consumer-to-consumer transactions worldwide, moving $81 billion of principal between consumers, and 425 million business payments. For more information, visit www.westernunion.com.